Exhibit 99



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News Release
                                                       FOR IMMEDIATE RELEASE
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From:      Exelon                                      May 2, 2003
           Corporate Communications
           P.O. Box 805379 Chicago, IL 60680-5379

Contact:   Linda Marsicano, Media Relations
           312.394.3099


 Richard H. Glanton Joins Exelon Corporation as Senior Vice President, Corporate
                                  Development

Chicago (May 2, 2003) - Exelon Corporation announced today that Richard H. Glanton, 56, has accepted the position of Senior Vice President, Corporate Development, effective May 5, 2003. Glanton will have leadership responsibilities for corporate development issues and will report of Executive Vice President and General Counsel Randall E. Mehrberg.

"As an Exelon Board Director, Richard has been fundamental in the success of the merger between Unicom and PECO Energy," said Exelon CEO John Rowe. "In his new position, I'm confident that Richard's expertise and knowledge will support Exelon in evaluating and prioritizing acquisition opportunities that best employ our resources in our consolidating industry."

Prior to joining Exelon, Glanton was a partner in the General Corporate Group of the law firm of Reed, Smith, Shaw and McClay, LLP. Glanton had a broad practice representing public, private, non-profit and governmental agencies, institutions and organizations. He advised clients on a wide variety of corporate matters.

Glanton was a member of the Board of PECO Energy for several years before it merged with Unicom to form Exelon. He has been a member of the Exelon Board since its inception, October 20, 2000. As he joins the corporation, Glanton will relinquish his directorship on the Exelon Board.

Formerly, Glanton was Deputy Counsel to Richard L. Thornburgh, previous Governor of the Commonwealth of Pennsylvania, and managed approximately 150 lawyers assigned to the executive agencies of the Commonwealth.

Glanton is Chairman of Philadelphia Television Network and a member of the board of directors of Philadelphia Suburban Corporation, and Wackenhut Corrections Corporation. He also served on the Board of General Accident Insurance Company. In addition, Glanton served as President of the Barnes Foundation, located in Lower Merion, Pennsylvania, from June of 1990 to February of 1998. He received his B.A. in English from West Georgia College in 1968, and his J.D. from the University of Virginia School of Law in 1972.


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Exelon Corporation is one of the nation's largest electric utilities with approximately 5 million customers and more than $15 billion in annual revenues. The company has one of the industry's largest portfolios of electricity generation capacity, with a nationwide reach and strong positions in the Midwest and Mid-Atlantic. Exelon distributes electricity to approximately 5 million customers in Illinois and Pennsylvania and gas to more than 440,000 customers in the Philadelphia area. Exelon is headquartered in Chicago and trades on the NYSE under the ticker EXC.